Filed Pursuant to Rule 424(b)(5)
Registration No. 333-250982

PROSPECTUS SUPPLEMENT

(To the Prospectus dated April 23, 2021)

4,000,000 Shares of Common Stock

CREATD, INC.

We are offering 4,000,000 shares of common stock at a price per share of $0.20 pursuant to this prospectus supplement and the accompanying prospectus. In a concurrent private placement, we are issuing to such investors warrants to purchase up to 4,000,000 shares of Common Stock, representing 100% of the shares of common stock purchased in this offering (the “Warrants”). Each Warrant will be exercisable at an exercise price of $0.20 per share. The Warrants are exercisable immediately upon issuance and will terminate five years following the date of issuance. The Warrants and the shares of common stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, nor are such Warrants and Warrant Shares being offered pursuant to such prospectus supplement and base prospectus. The Warrants are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Warrants are not and will not be listed for trading on any national securities exchange.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CRTD.” On September 15, 2022, the last reported sale price of our common stock on quoted on the OTCPink Marketplace operated by OTC Markets Group Inc. (“OTCPink”) was $0.16 per share. The Warrants being issued in the concurrent private placement are not listed on any securities exchange, and we do not expect to list the Warrants. There is no established public trading market for the Warrants and we do not expect a trading market to develop.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any twelve-month period, so long as the aggregate market value of our common stock held by non-affiliates remains below $75,000,000. The aggregate market value of our outstanding common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $21,941,382, which was calculated based on 20,361,758 shares of common stock outstanding, as of September 14, 2022, of which 19,246,826 shares were held by non-affiliates, and a price per share of $1.14, which was the closing sale price of our common stock on The Nasdaq Capital Market on July 21, 2022.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$0.20	$800,000
Proceeds to Creatd, Inc. before expenses	$0.20	$800,000

 Delivery of the shares of common stock will be made on or about September 19, 2022, subject to the satisfaction of certain closing conditions.

The date of this prospectus supplement is September 15, 2022

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Common Stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, the securities offered by this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities offered by this prospectus supplement in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and any accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Any forward-looking statements are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus supplement forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and any accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement. Because the risk factors referred to above, as well as the risk factors referred to on page S-10 of this prospectus supplement and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

Overview

Creatd, Inc. (“CRTD,” “the Company,” or “Creatd”) Creatd, Inc. is a company whose mission is to provide economic opportunities to creators and brands by multiplying the impact of platforms, people, and technology.

We operate four main business segments, or ‘pillars’: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Together, Creatd’s pillars work together to create a flywheel effect, supporting our core vision of creating a viable ecosystem for all stakeholders in the creator economy.

Creator-Centric Strategy

Our purpose is to empower creators to prosper through exceptional tools, built-in communities, and opportunities for monetization and audience expansion. This creator-first approach is the foundation of our culture and mission, and how we choose to allocate our resources.

Creatd Labs

Creatd Labs is dedicated to the development of technology products that support the creator economy. This pillar houses Creatd’s proprietary technology platforms, including Creatd’s flagship product, Vocal.

Vocal

Vocal was built to serve as a home base for digital creators. This robust, proprietary technology platform provides best-in-class tools, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and get rewarded. Creators of all types call Vocal their home, from bloggers to social media influencers, to podcasters, founders, musicians, photographers, and more.

Since its initial launch in 2016, Vocal has grown to be one of the fastest-growing communities for content creators of all shapes and sizes. Creators can opt to use Vocal for free, or upgrade to the premium membership tier, Vocal+. Upon joining Vocal, either as a freemium or premium member, creators can immediately begin to utilize Vocal’s storytelling tools to create and publish their stories, as well as benefit from Vocal’s monetization features. Creatd facilitates creators’ monetization on Vocal in numerous different ways, including i) by rewarding creators for each ‘read’ their story receives; ii) via Vocal Challenges, or writing contests through which creators can win cash and other rewards; iii) by awarding Bonuses; iv) by connecting creators with brands for opportunities to collaborate on Vocal for Brands branded content campaigns; v) through ‘Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions; vi) via Vocal’s Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member.

In July 2022, Creatd released the first iteration of the new Vocal app for iOS, giving its premium Vocal+ members exclusive first access to the app ahead of its full release, and then launched the app in full in mid-August 2022. The app, which was designed based on Vocal audience insights, is focused on optimizing Vocal’s readership; the app works to increase audience’s ability to easily discover curated stories, thereby widening creators' distribution of content, and opening up new opportunities for monetization to creators.

Vocal+

Vocal+ is Vocal’s premium membership program. Subscribers pay a membership fee to access additional premium features on the platform, including: a higher rate of earnings per read, reduced platform processing fees on tips received, eligibility to participate in exclusive Vocal+ Challenges, access to Vocal’s ‘Quick Edit’ feature for published stories, and more. The current cost of a Vocal+ membership is either $9.99 per month or $99 annually.

Moderation and Compliance

One of the key differentiating factors between Vocal and most other user-generated content platforms is the fact that each story submitted to Vocal is run through the Company’s proprietary moderation process before it goes live on the platform. The decision to implement moderation into the submission process was in direct response to the rise of misinformation and bad actors on many social platforms. In response to these inherent pitfalls within the content landscape, Vocal’s proprietary moderation system combines the algorithmic detection of copyrighted material, hate speech, graphic violence, and nudity, and human-led curation to ensure the quality and safety of each story published on Vocal, thus fostering a safe and trustworthy environment for creators, audiences, and brands. During the second quarter 2022, Creatd announced Vocal’s new integration partnership with Two Hat, a Microsoft acquiree and a leading provider of AI-assisted content moderation and protection solutions for digital communities. Through the partnership, the Company further updated its proprietary moderation technology, with the aim of ensuring that the Vocal platform remains a safe place for its creators, brand partners, and audiences.

Trust and safety are paramount to the Vocal ecosystem. We follow best practices when handling personally identifiable information, with guidance from the European Union’s General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Digital Millennium Copyright Act (DMCA).

Platform Compliance Policies include:

●	Human-led, technology-assisted moderation of every story submitted;

●	Algorithmic detection of hate speech, nudity, and copyright infringement;

●	Brand, creator, and audience safety enforced through community watch; and

●	The rejection of what we consider toxic content, with the understanding that diverse opinions are encouraged.

Technology Development

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry leaders such as Atlassian, a $43-billion Australian technology company. Some of the key differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators.

Additionally, the Vocal platform and its underlying technology allow us to maintain an advantageous capital-light infrastructure. By using cloud service providers, we are able to focus on platform and revenue growth rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms.

Vocal’s technology has been specifically designed and built to scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, Spotify, etc.). Thus, our platform can accommodate rich media content of all kinds without bearing the financial or operational costs associated with hosting the rich media itself. In addition to the benefits this framework affords to the Company, it provides the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Creatd Partners

Creatd Partners houses the Company’s agency businesses, with the goal of fostering partnerships between creators and brands. Creatd Partners’ offerings include: Vocal for Brands (content marketing), WHE Agency (influencer marketing), and Seller’s Choice (performance marketing).

Vocal for Brands

All brands have a story to tell, and we leverage Vocal’s creator community to help them tell it. Vocal for Brands, Creatd’s content marketing studio, specializes in pairing leading brands with Vocal creators as well as WHE influencers to produce marketing campaigns that are non-interruptive, engaging, and direct-response driven. Additionally, brands can opt to collaborate with Vocal on a sponsored Challenge, prompting the creation of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets. All Vocal for Brands campaigns leverage Vocal’s first-party audience insights, which enables the creation of highly targeted and segmented audiences and optimized campaign results.

WHE Agency

The WHE Agency (“WHE”), acquired by Creatd in 2021, was founded with the goal of supporting top creators and influencers, by connecting them with leading brands and global audiences. Today, WHE manages a talent roster comprising over 100 creators across numerous verticals, including family and lifestyle, music, entertainment, and celebrity categories. Since acquiring WHE, the Company has helped WHE expand into new verticals, as well as facilitated partnerships on influencers’ behalf with leading brands including CBS, Amazon, Target, Disney, Warby Parker, CVS, Kay Jewelers, Walmart, Gerber, Masterclass, Procter & Gamble, Nike, and NFL, among others.

 Seller’s Choice

Seller’s Choice is Creatd Partners’ performance marketing agency specializing in DTC (direct-to-consumer) and e-commerce clientele. Seller’s Choice provides direct-to-consumer brands with design, development, strategy, and sales optimization services.

Creatd Ventures

Creatd Ventures houses Creatd’s portfolio of e-commerce businesses, both majority and minority-owned as well as associated e-commerce technology and infrastructure. The Company supports founders by providing capital, as well as a host of services including design and development, marketing and distribution, and go-to-market strategy. While working to scale Creatd Ventures’ existing portfolio brands, including through the introduction of new product offerings, Creatd continues to actively explore new potential additions to the Creatd Ventures portfolio. Specifically, the Company expects to broaden Creatd Ventures’ portfolio through the acquisition of brands that are aligned and that can be easily consolidated into its supply chain and infrastructure.

Currently, the Creatd Ventures portfolio includes:

●	Camp, a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. Each of Camp’s products are created with hidden servings of vegetables and contain Vitamins A, C, D, E, B1 + B6. Since its launch in 2020, Camp continues to add new products to its line of healthy, veggie-based, family-friendly foods, with flavors including Classic Cheddar Mac ‘N’ Cheese, White Cheddar Mac ‘N’ Cheese, Vegan Cheezy Mac, and Twist Veggie Pasta.

●	Dune Glow Remedy (“Dune”), which the Company purchased and brought to market in 2021, is a beverage brand focused on promoting wellness and beauty from within. Each beverage in Dune’s product line is meticulously crafted with functional ingredients that nourish skin from the inside out and enhance one’s natural glow. During 2022, Dune has continued to advance its retail and wholesale distribution strategy, securing numerous partnerships including with lifestyle retailer Urban Outfitters and the Los Angeles-based Erewhon Market. Further, Creatd Ventures continues to leverage these and other successful partnerships to create similar opportunities for the other brands in its portfolio.

●	Basis, a hydrating electrolyte drink mix formulated using rehydration therapies developed by the World Health Organization. Acquired by the Company in first quarter 2022, Basis has a history of strong sales volume both on the brand’s website as well as through third-party distribution channels such as Amazon. Creatd’s acquisition of 100% ownership in Basis marks its third majority ownership acquisition for Creatd Ventures.

Creatd Studios

The goal of Creatd Studios is to partner with creators to produce stories for TV, film, podcasts, and print. With millions of compelling stories in its midst, Creatd’s Vocal technology surfaces the best candidates for transmedia adaptations, through a deep analysis of community, creator, and audience insights. Then, Creatd Studios helps creators tell their existing stories in new ways, by partnering them with entertainment and publishing studios to create unique content experiences that accelerate earnings, discoverability, and foster new opportunities.

●	In 2022, Creatd Studios announced a series of newly released and upcoming production projects, including:

“Write Here, Write Now,” the Company’s first-ever podcast showcasing select Vocal creators and stories; a partnership with UK-based publisher, Unbound, for the publication of books featuring stories sourced from Vocal; the formation of a new graphic novel development arm which in Fall 2022 will release its first title, Steam Wars, created by artist and independent filmmaker Larry Blamire.

●	OG Gallery: The OG Collection is an extensive library of original artwork and imagery from the archives of some of the most iconic magazines of the 20th century. OG Gallery is an exploratory initiative aimed at identifying opportunities to propel the OG Collection into a new technological sphere: the NFT marketplace.

Application of First-Party Data

Creatd’s business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company across its four business pillars.

Importantly, we do not sell the collected data, that being a common monetization opportunity for many other businesses. Instead, we use our collected first party data for the purposes of bettering the platform. Specifically, our data helps us understand the behaviors and attributes that are common among the creators, brands, and audiences within our ecosystem. We then pair our first-party Vocal data with third-party data from distribution platforms such as Facebook and Snapchat to provide a more granular profile of our creators, brands, and audiences.

It is through generating this valuable first-party data that we can continually enrich and refine our targeting capabilities for branded content promotion and creator acquisition, and specifically, to reduce our creator acquisition costs (CAC) and subscriber acquisition costs (SAC).

Competition

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. The depreciating value of digital media business models built on legacy technology platforms created a unique opportunity for the development of a creator-centric platform that could appeal to a global community and, at the same time, be capable of acquiring undervalued complimentary technology assets.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Vocal is most commonly discussed as a combination of:

●	Medium, a platform for writers built by former Twitter founder Ev Williams;

●	Reddit, a social news aggregation, web content rating, and discussion website; and

●	Patreon, a membership platform that provides business tools for content creators to run a subscription service.

Creatd does not view Vocal as a substitute or competitor to segment-specific content platforms, such as Vimeo, YouTube, Instagram, Pinterest, TikTok, Spotify, or SoundCloud. We don’t want to replace anyone; we built Vocal to be accretive to the entire digital ecosystem. In fact, one of the most powerful components of our technology is the fact that Vocal makes it easy for creators to embed their existing published content, including videos, songs, podcasts, photographs, and more, directly into Vocal. We see this as a growth opportunity by building partnerships with the world’s greatest technology companies and to further spread our roots deeper into the digital landscape

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments that are accretive and can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of shareholder value.

Recent Developments

Restructuring of Instruments

On September 15, 2022, in connection with the offering of securities pursuant to this prospectus supplement and the accompanying prospectus, the Company entered into an agreement with the holders (the “Holders”) of certain of the Company’s previously issued securities (the “Restructuring Agreement”).

The Restructuring Agreement, among other things, modified certain provisions of the following securities of the Company:

(i)	Original Issue Discount Senior Convertible Debentures Issued on May 31, 2022 (the “May 2022 Debentures”);
(ii)	Original Issue Discount Senior Convertible Debentures Issued on July 25, 2022 (the “July 2022 Debentures” and, together with the May 2022 Debentures, the “Debentures”);
(iii)	Common Stock Purchase Warrants issued on February 28, 2022 (the “February 2022 Warrants”);
(iv)	Common Stock Purchase Warrants issued on March 9, 2022 (the “March 2022 Warrants”);
(v)	Series C Common Stock Purchase Warrants issued on May 31, 2022 (the “Series C Warrants”);
(vi)	Series D Common Stock Purchase Warrants issued on May 31, 2022 (the “Series D Warrants”);
(vii)	Series E Common Stock Purchase Warrants issued on July 25, 2022 (the “Series E Warrants”);
(viii)	Series F Common Stock Purchase Warrants issued on July 25, 2022 (the “Series F Warrants” and, together with the February 2022 Warrants, the March 2022 Warrants, Series C Warrants, Series D Warrants and Series E Warrants, the “Restructured Warrants”);

Pursuant to the Restructuring Agreement, the Company and the Holders agreed to, among other things, to (i) reduce the conversion price of the Debentures down to $0.20, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (ii) reduce the exercise price of the Restructured Warrants down to $0.20, subject to adjustment for subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (iii) extend the maturity dates for the Debentures to March 31, 2023; (iv) permit the Company’s contemplated rights offering to proceed, provided that the per share offering price in the rights offering is not less than $0.20; and (v) require that the Company’s cash burn rate not exceed $600,000 per month; provided, however, that with the prior written consent of a majority in interest of the Holders, such permitted monthly burn rate can be increased by $150,000, provided such additional amount is used for marketing purposes.

Additionally, in connection with the Restructuring Agreement, (i) the Company entered into a Registration Rights Agreement (“Registration Rights Agreement”), providing for the filing of a registration statement covering the Warrant Shares and the Restructured Warrants by not later than 10 trading days after the date of the Registration Rights Agreement or the earliest practical date on which the Company is permitted by Commission guidance to file such registration statement; (ii) the Company and its subsidiaries entered into a Security Agreement (the “Security Agreement”), whereby the Company granted a first priority security interest in all of their respective assets to the Holders and (iii) the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Holders whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Debentures.

Appointment of Chief Executive Officer; Director

Jeremy Frommer, previously the Company’s Executive Chairman, was appointed as Chief Executive Officer effective September 2, 2022, upon the effectiveness of the Separation Agreement between Laurie Weisberg and the Company.

Justin Maury, the Company’s President and Chief Operating Officer, was appointed to the Board following Ms. Weisberg’s resignation as director in connection with the Separation Agreement.

Nasdaq - Delisting

On September 2, 2022, the Company received a letter (the “Letter”) from the staff of The Nasdaq Capital Market (the “Exchange”) notifying the Company that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s common stock from the Exchange, based on the Company’s failure to comply with the listing requirements of Nasdaq Rule 5550(b)(1) as a result of the Company’s shareholder equity deficit for the period ended June 30, 2022, as demonstrated in Company’s Quarterly Report on Form 10-Q filed on August 15, 2022, following the Company having not complied with the market value of listed securities requirement in Nasdaq Rule 5550(b)(2) on March 1, 2022, while the Company was under a Panel Monitor, as had been previously disclosed. Suspension of trading in the Company’s shares on the Exchange became effective at the opening of business on September 7, 2022.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision for appeal within the proscribed 15-day time period. The Letter states that Nasdaq will complete the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission (the “Commission”), after passage of the applicable appeals period.

Effective September 7, 2022, the Company’s common stock, under the symbol “CRTD,” and publicly-traded warrants, under the symbol “CRTDW,” was quoted on OTCPink. The Company’s receipt of the Letter does not affect the Company’s business, operations or reporting requirements with the Commission.

Trigger of Price Reset

On July 29, 2022, the Company announced that it was not moving forward with its previously announced Rights Offering. In doing so, it triggered a price reset in the July 2022 Financing and the May 2022 Securities Purchase Agreement. As a result of this price reset, the May 2022 Securities Purchase Agreement debentures now have a conversion price of $1.00, and both the Series C and Series D warrants have exercise prices of $0.96. As a result of the price reset, the July 2022 Financing debentures now have a conversion price of $1.25, and both the Series E and Series F warrants have exercise prices of $1.01.

July 2022 Financing

On July 25, 2022 (the “Effective Date”), the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with five accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $1,935,019 in subscription amount (i) debentures in the principal amount of $2,150,000 (the “Debentures”); (ii) 1,075,000 Series E Common Stock Purchase Warrants to purchase shares of the Common Stock (the “Series E Warrants”); and (iii) 1,075,000 Series F Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series F Warrants”, and collectively with the Series E Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.25.

The Warrants are immediately exercisable for a term of five years until July 25, 2027. The Series E Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Series F Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series E Warrants and the Series F Warrants are to be registered within 90 days of the Effective Date.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

May 2022 Securities Purchase Agreement

On May 31, 2022, the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with eight accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $3,600,036 in subscription amount (i) debentures in the principal amount of $4,000,000 (the “Debentures”); (ii) 2,000,000 Series C Common Stock Purchase Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Series C Warrants”); and (iii) 2,000,000 Series D Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a term of six months with a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.00.

The Warrants are exercisable for a term of five years from the initial exercise date of November 30, 2022, until November 30, 2027. The Series C Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Series D Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series C Warrants and the Series D Warrants are to be registered within 90 days of the Effective Date.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

The Debentures, Warrants, Common Stock underlying the Debentures and the Common Stock underlying the Warrants were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) and Rule 506 promulgated thereunder. The Company is relying on this exemption from registration for private placements based in part on the representations made by Investors, including representations with respect to each Investor’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Investor’s investment intent.

THE OFFERING

Common Stock offered by us in this offering	4,000,000 shares

Concurrent Private Placement	We are offering 4,000,000 shares of our common stock in this offering pursuant to this prospectus supplement and the accompanying base prospectus and a securities purchase agreement at a price of $0.20 per share. In a concurrent private placement, we are also issuing to investors, Warrants to purchase up to 4,000,000 shares of common stock purchased in this offering. Each Warrant will be exercisable for one share of Common Stock at an exercise price of $0.20 per share, are exercisable upon issuance and will expire five years following the date of issuance. The Warrants and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are not being registered under the Securities Act, pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part nor are such Warrants and Warrant Shares being offered pursuant to such prospectus supplement and accompanying prospectus and are being offered pursuant to an exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, the Warrants are not and will not be listed for trading on any national securities exchange.

Offering price per share	$0.20

Common Stock outstanding immediately before this offering	20,361,758 shares

Common Stock outstanding immediately after this offering	24,361,758 shares

Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $749,852 after deducting estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”

OTCPink Symbol Risk Factors

CRTD

Investing in our common stock involves a high degree of risk. Please read the information under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, beginning on page 11 of the accompanying prospectus and in the documents incorporated herein and therein by reference.

The number of shares of our common stock to be outstanding after this offering is based on 20,361,758 shares of our Common Stock outstanding as of the date hereof, and excludes as of such date:

●	14,755,855 shares of common stock that may be issued upon the exercise of outstanding warrants at an exercise price of $2.29 per share;

●	4,408,267 shares of common stock that may be issued upon the exercise of outstanding options at an exercise price of $3.93;

●	30,750,000 shares of common stock underlying convertible notes; and

●	4,000,000 shares of common stock that may be issued upon the exercise of outstanding warrants at an exercise price of $0.20 sold in a concurrent private placement.

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of outstanding stock options, no settlement of outstanding restricted stock units and no exercise of outstanding warrants.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

ALTHOUGH OUR SHARES AND WARRANTS HAVE BEEN APPROVED FOR LISTING ON THE NASDAQ CAPITAL MARKET, OUR SHARES AND WARRANTS ARE CURRENTLY SUBJECT TO DELISTING AND TRADING OF OUR SECURITIES ON THE NASDAQ CAPITAL MARKET HAS BEEN SUSPENDED.

On September 2, 2022, we received a letter (the “Letter”) from the staff of The Nasdaq Capital Market (the “Exchange”) notifying the Company that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s common stock from the Exchange, based on the Company’s failure to comply with the listing requirements of Nasdaq Rule 5550(b)(1) as a result of the Company’s shareholder equity deficit for the period ended June 30, 2022, as demonstrated in Company’s Quarterly Report on Form 10-Q filed on August 15, 2022, following the Company having not complied with the market value of listed securities requirement in Nasdaq Rule 5550(b)(2) on March 1, 2022, while the Company was under a Panel Monitor, as had been previously disclosed. Suspension of trading in the Company’s shares on the Exchange became effective at the opening of business on September 7, 2022.

The Letter states that Nasdaq will complete the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission (the “Commission”), after passage of the applicable 15-day appeals period.

Risks Related to This Offering

MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING, AND WE MAY NOT USE THE PROCEEDS EFFECTIVELY.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our Common Stock to decline.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE PER SHARE OF THE COMMON STOCK YOU PURCHASE.

Since the price per share of our Common Stock being offered is substantially higher than the net tangible book value per share of our Common Stock, you will suffer immediate and substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. Based on an offering price of $0.20 per share, if you purchase shares of Common Stock in this offering, you will suffer immediate and substantial dilution of $0.48 per share with respect to the net tangible book value of the Common Stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Common Stock in this offering.

YOU MAY EXPERIENCE FUTURE DILUTION AS A RESULT OF FUTURE EQUITY OFFERINGS AND OTHER ISSUANCES OF OUR COMMON STOCK OR OTHER SECURITIES. IN ADDITION, THIS OFFERING AND FUTURE EQUITY OFFERINGS AND OTHER ISSUANCES OF OUR COMMON STOCK OR OTHER SECURITIES MAY ADVERSELY AFFECT OUR COMMON STOCK PRICE.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price per share in this offering. In addition, the sale of shares in this offering and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or the Securities Act, Section 21E of the Securities Exchange Act of 1934 or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that reflect our current views with respect to future events and financial performance, and all statements other than statements of historical fact are statements that are, or could be, deemed forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” or the negative of these terms, and other similar phrases. All statements contained in this prospectus and any prospectus supplement regarding future financial position, sales, costs, earnings, losses, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements.

You should not place undue reliance on our forward-looking statements because they are not guarantees of future performance or expectations, and involve risks and uncertainties. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors” above, and in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in our 2021 Annual Report and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other sections in our Latest Form 10-Q. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Please consider our forward-looking statements in light of these risks as you read this prospectus.

USE OF PROCEEDS

Based upon the offering price of $0.20 per share of Common Stock, we estimate that the net proceeds from the sale of the shares of Common Stock offered under this prospectus supplement, after deducting estimated offering expenses payable by us will be approximately $700,000.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Investors are cautioned that the proceeds from this offering are expected to be sufficient to enable us to continue operations for only a short period of time. We expect that we will have to raise such additional funds through the sale of additional equity or equity backed securities. Any future equity or equity linked financing that we may need may not be able available on terms favorable to us or at all.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition we face and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of June 30, 2022. Such information is set forth on the following basis:

●	actual basis; and

●	on a pro forma basis, giving effect to the sale of 4,000,000 shares of common stock in this offering at the public offering price of $0.20 per share after deducting estimated offering expenses and warrants to purchase 4,000,000 shares of common stock issued in the concurrent private placement;

This table should be read in conjunction with “Use of Proceeds” and our audited and unaudited financial statements.

	As of June 30, 2022
	Actual	Pro Forma
Cash	$1,556,663	2,256,515
Marketable Securities	48,646	48,646
Note Payable	1,895,248	1,895,248
Convertible Note	2,291,010	-
Common stock	20,255	24,255
Additional paid-in capital	122,068,892	122,814,744
Accumulated deficit	(124,314,530)	(124,314,530)
Accumulated other comprehensive income (loss)	(107,881)	(107,881)
Treasury stock	(62,406)	(62,406)
	(1,500,233)	(1,695,818)
Total Stockholders’ Equity	$-1,500,233	(800,381)
Total Capitalization	2,686,025	1,094,867

DILUTION

If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our Common Stock immediately after this offering. Our net tangible book value of our Common Stock as of June 30, 2022 was approximately $(7,608,175), or approximately $(0.37) per share of Common Stock based on 20,249,182 shares outstanding at that time. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of 4,000,000 shares of Common Stock in this offering at the offering price of $0.20 per share of our Common Stock, and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value as of June 30, 2022 would have been approximately $(6,858,323), or approximately $(0.28) per share of Common Stock. This represents an immediate increase in net tangible book value of $0.09 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $0.48 per share to new investors participating in this offering, as illustrated by the following table:

Offering price per share		$0.20
Pro forma net tangible book value per share as of June 30, 2022	$(0.37)
Increase in net tangible book value per share attributable to new investors in this offering	$0.09

Pro forma, as adjusted net tangible book value, after this offering		$(0.28)

Adjusted net tangible book value per share as of June 30, 2022 after this offering		$0.48

The discussion of dilution, and the table quantifying it, assume the sale of all shares covered by this prospectus supplement and no exercise of any outstanding options or warrants or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

In particular, the table above excludes the following securities as of June 30, 2022:

●	4,409,100 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $4.06 per share;

●	14,756,411 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $3.53 per share; and

●	4,000,000 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $1.00 per share;

●	121,359 shares of common stock issuable upon the conversion of Series E preferred shares;

●	1,720,000 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $1.25 per share; and

●	4,000,000 shares of common stock issuable upon the exercise of warrants issued in the concurrent private placement.

To the extent that any outstanding stock options, restricted stock units or warrants are converted or exercised, new options are issued under our equity incentive plans and subsequently exercised or we issue additional shares of Common Stock in the future, there will be further dilution to new investors participating in this offering.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

Common Stock

The holders of the Company’s common stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant together with the appropriate instruments of transfer.

Options and Warrants

As of June 30, 2022, there were warrants entitling the holders to purchase up to 4,409,100 shares of Common Stock at a weighted average exercise price of $4.06 per share with a weighted average remaining contractual life of 4.02 years and options entitling the holders to purchase up to 14,756,411 shares of common stock at a weighted average price of $3.53 per share with a weighted average remaining contractual life of 4.68 years.

Anti-Takeover Provisions

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

●	provide that vacancies on our board of directors, including newly created directorships, may be filled by a majority vote of directors then in office;

●	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders; do not provide stockholders with the ability to cumulate their votes; and

●	provide that our board of directors or a majority of our stockholders may amend our bylaws.

Transfer Agent

The transfer agent for our Common Stock is Pacific Stock Transfer with an address 6725 Via Austi Parkway, Suite 300 Las Vegas, NV 89119.

PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement, which we refer to as the private placement transaction, we are selling to the purchasers of our common stock Warrants to purchase one share of our common stock for each share of common stock purchased.

The offering and sale of the Warrants and the shares of our common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell shares of common stock issued upon the exercise of a Warrant pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Each Warrant offered hereby will have an initial exercise price per share equal to $0.20 per share. The Warrants will be exercisable immediately upon issuance if exercised by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis for a net number of shares of Common Stock, as provided in the formula in the Warrants, and in either case, will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. Further, in the event of a dilutive issuance, pursuant to a sale, issuance, grant or agreement to sell, issue or grant any Common Stock or Common Stock equivalents at an effective price below the Warrant’s conversion price then in effect, then the exercise price shall then be reduced to such lower amount and the number of Warrant Shares issuable thereunder shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment; provided, however, that no adjustments shall be made, paid or issued in respect of an Exempt Issuance (as defined in the Warrants).

The Warrants will be issued separately from the shares of Common Stock offered hereby, and may be transferred separately immediately thereafter. A Warrant to purchase one (1) share of our Common Stock will be issued for every one (1) share of Common Stock purchased in this offering.

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board of Directors, the holder will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Exchange Listing

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

PLAN OF DISTRIBUTION

We are offering 4,000,000 shares of our Common Stock at a price equal to $0.20 per combination of share for gross proceeds of $800,000 before deduction of offering expenses (excluding potential exercises of any Warrants for cash in the concurrent private placement). This offering price per share will be fixed for the duration of the offering.

We have entered into subscription agreements directly with investors in connection with this offering. The offering price set forth on the cover page of this Prospectus have been determined based upon arm’s-length negotiations between the purchasers and us, as set forth below.

Our obligation to issue and sell the shares offered hereby to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase the shares offered hereby is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

The proceeds from the sale of the shares in this offering will be payable directly to the Company for immediate use. All subscription agreements and checks are irrevocable and should be delivered to the Company at the address provided in the respective subscription agreement with the purchaser. The Company reserves the right to begin using proceeds from the offering as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

We estimate the total offering expenses of this offering that will be payable by us, will be approximately $100,148, which includes legal and printing costs, and various other fees.

Each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of the investors for a period of 180 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the investors.

Our officers and directors may sell some or all of the shares and will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors participating in the Offering are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. The officers or directors participating in the Offering have not participated in the sale of securities of any issuer more than once every 12 months.

Electronic Distribution

This Prospectus may be made available in electronic format on websites or through other online services. Other than this Prospectus in electronic format, the information on such websites and any information contained in any other website is not part of this Prospectus or the Registration Statement of which this Prospectus forms a part, has not been approved and/or endorsed by us and should not be relied upon by investors.

Determination of the Public Offering Price

Prior to this offering, there has a limited public market for our common stock and no public market for our warrants. The offering price will be as determined through negotiations between us and the purchasers of the shares. In addition to prevailing market conditions, the factors considered in determining the offering price included the following:

●	the information included in this Prospectus and otherwise publicly available;

●	the current market price of our common stock, trading prices of our common stock over time, and the illiquidity and volatility of our common stock;

●	the valuation multiples of publicly traded companies that we believe may be comparable to us;

●	our financial information;

●	our prospects and the history and the prospectus of the industry in which we compete;

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus supplement has been passed upon for us by Lucosky Brookman LLP.

EXPERTS

The financial statements as of the fiscal year ended December 31, 2021 and 2020 have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://creatd.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 8, 2021.

PROSPECTUS

CREATD, INC.

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

We may offer and sell up to $50 million in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 11 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CRTD”. On April 1, 2021, the last reported sale price of our common stock on The NASDAQ Capital Market was $4.57 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is $43,382,293.52, as of April 8, 2021, based on 10,684,514 shares of outstanding common stock, of which 4,030,788 are held by affiliates, and a per share price of $6.52, based on the highest closing sale price of our common stock in the last 60 days. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $50 million as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Creatd,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Creatd, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://creatd.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021.

●	Our Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 8, 2021, February 17, 2021, and March 12, 2021.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Creatd, Inc.

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Overview

Creatd, Inc. (“CRTD,” “the Company,” or “Creatd”) is a creator-first technology company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s three main business pillars: Vocal Ventures, Creatd Partners, and our newest initiative, Recreatd. At its core, Creatd centers around the philosophy that creators are the driving force that propels success in the digital realm. This philosophy is represented by a framework we call the Creatd Cycle, which operates on the premise that creators produce content that attracts audiences, who in turn attract brands who are interested in reaching those audiences and the ability to generate new installations around bespoke ecosystems such as health and wellness, sports, and education.

Creatd’s first pillar, Vocal Ventures, houses our proprietary technology platforms, including Creatd’s flagship product, the Vocal platform, and its 36 wholly owned-and-operated creator communities. Through Vocal, creators can create and share their stories in a way that helps them get discovered by their ideal audiences and be rewarded for their creativity. Similarly, brands can access their ideal consumers and drive conversions for their products and services. The Vocal platform’s scalable and unique underlying agile framework lends itself well to future acquisitions and white-label opportunities for Creatd’s technology because of the ease with which other platforms can be integrated into our ecosystem.

Creatd Partners, Creatd’s second pillar, houses our brand-oriented initiatives, including our agency businesses, Vocal for Brands and Seller’s Choice, as well as its corporate ventures and investments. Both of these agencies serve a multitude of clients, while the venture arm looks to make direct investments in the ones that have significant upside opportunity. Creatd Partners pairs Creatd’s resources and Vocal’s proprietary technology, which were built to simultaneously amplify creators’ discoverability and potential reward and help direct-to-consumer brands achieve conversions and reach their target audiences, while generating value for all of Creatd’s stakeholders.

Recreatd is the pillar which houses Creatd’s intellectual property and legacy media assets, including acquired artwork, photographs and media memorabilia. Recreatd represents an initiative by Creatd to revitalize transmedia content, utilizing Vocal Ventures’ technology, data, and marketing capabilities to reboot archival media assets and e-commerce properties. Creatd has a history of successfully executing such acquisition and assimilation projects, including its resuscitation of General Media properties such as the iconic women’s magazine, Viva, into digital communities and absorbing once-defunct content communities like Creators Media (which at one time was valued at $50MM). Creatd has a vast collection of intellectual property and legacy content, including a documentary about the life of Bob Guccione directed by Barry Avrich; Till Human Voices Wake Us, a short film starring Lindsay Lohan and directed by famed photographer Indrani; No One’s Pet, the biography of Penthouse Pet Sheila Kennedy authored by renown film critic Glenn Kenny; and The Mind’s Eye, The Art of Omni. The Company’s ability to leverage its technology to revitalize this content represents a significant value proposition for media companies and publishers that are sitting on vast collections of content that are of supreme quality but are not in a suitable format for today’s consumer.

Vocal

Vocal, Creatd’s flagship product, is a robust, proprietary technology platform that provides best-in-class tools, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and get rewarded. Through Vocal, content creators can get discovered and monetize their content by connecting to their ideal audiences and partnering with the brands that want to reach those audiences.

Since its initial launch in 2016, Vocal has grown to be one of the fastest growing communities for content creators of all kinds, including writers, musicians, podcasters, photographers, and more; as of March 2021, Vocal has reached over 900,000 freemium creators and over 20,000 Vocal+ paid subscribers across its 36 owned and operated niche communities.

Vocal provides a large stage for creators to connect with fans and find new audiences. In addition to enabling access to millions of unique monthly visitors, the platform provides creators with a full suite of tools and services for content creation, discovery, distribution, and monetization, including:

●	Easy-to use, rich media content editor: Vocal’s storytelling tools enable creators to produce beautiful and engaging stories in a simple, user-friendly interface, and incorporate rich-media content of all kinds, including streaming content, photos, videos, podcasts, product links, written text, and more. Vocal’s open canvas content creation editor makes it easy to create high-quality and engaging stories, and is a cost effective alternative to managing a blog content management system (CMS).

●	Numerous Monetization Features: Both of Vocal’s membership tiers–Vocal freemium and the Vocal+ premium tier – provide multiple monetization opportunities for creators. Creators can earn money i) every time their story is read, ii) by competing in Challenges, iii) by receiving ‘tips’ and ‘bonuses’ iv) by collaborating on branded content campaigns through the company’s in-house agency, Vocal for Brands. For freemium members, content ‘reads’ are monetized at a rate of $3.80 per 1,000 reads (calculated based on time on page, scrolling behavior, and other internal metrics), whereas Vocal+ members monetize at $6.00 per 1,000 reads. These rates are subject to change based on market trends or the introduction of additional features and plan tiers.

●	Brand-safe advertising platform: Vocal was designed to target consumers in an authentic, non-interruptive way. Brand partnerships and collaborations allow companies tap into the power of Vocal through campaign-optimized stories, authored by real Vocal creators, that build brand affinity, trust, and drive sales.

●	Transparent Performance Data: Creators can view their “Stats” at any time to view their individual performance data, such as how many Reads a given story received, how much money they have earned, and how many Tips, Bonuses, or ‘Likes,’ they received. Additionally, Vocal users have the ability to view key metrics such as community-specific data and Vocal+ membership data.

●	Valuable Audience: The nature of Vocal’s genre-specific (niche) community structure is such that it generates a positively selected audience, a quality which makes Vocal an attractive prospect for creators and brands alike. In a niche community, audiences are inherently more likely to be interested in the particular content housed in that community.

Vocal+ is Creatd’s premium subscription membership program. Vocal+ members pay a membership fee for premium features, including receiving increased earnings for their content, reduced platform processing fees for Tips received, a Vocal+ badge on their creator page, eligibility to participate in exclusive Vocal+ Challenges, and more. Vocal+ offers a strong value proposition for new creators, as well as the over 900,000 freemium users registered to Vocal. Creators may sign up for a Vocal+ membership when they create an account, or they can upgrade an existing Vocal Free account to a Vocal+ account at any time. The current cost of a Vocal+ membership is either $9.99 per month or $99 annually. From time to time, the Company offers Vocal+ subscriptions at a discount for a predetermined number of months as a promotion for new subscribers.

Vocal for Brands

Digital audiences have become increasingly wary of traditional display and programmatic advertising tactics. Intrusive ads like pop-ups have proven to disrupt the consumer experience, leading to trends such as the fact that over 25% of internet users have ad blockers installed. Brands are actively seeking trustworthy and safe platforms like Vocal to drive engagement through non-interruptive brand storytelling and deliver invaluable performance metrics that help optimize their marketing efforts.

Creatd’s internal content studio, Vocal for Brands, pairs leading brands with authentic creators to produce marketing campaigns that are non-interruptive, engaging, and direct-response driven. The key value propositions for brands include:

●	Authentic Storytelling: Our internal data group partners brands with real Vocal creators to tell their brand’s story in a way that is both engaging and trustworthy. In addition, brands can opt to sponsor a Challenge, which effectively yield a collection of crowdsourced branded content for brands and help them reach a wider audience.

●	Valuable Audience: Vocal’s first-party data provides an opportunity to create highly targeted and segmented audiences to promote branded content. Most importantly, Vocal’s technology helps brands target the right audience by utilizing and applying that first-party data.

●	Transparent Analytics: For every campaign we produce, our brand clients have access to story performance data, engagement data, behavioral data, and interest data. Brands can apply this data to further increase awareness and optimize audience targeting.

Vocal’s first-party data enables our team to create highly targeted and segmented audiences for Vocal for Brands campaigns, and help the brand reach their ideal audience. Brands can access story performance data, engagement data, behavioral data, and sentiment data, all of which is used to further optimize the campaign’s success. The combination of Vocal’s hyper-engaged audiences, user-generated communities, and brand-safe environment help brands achieve maximum ROAS (return on ad spend).

Vocal for Brands typically collects fixed fees ranging from $10,000 to $110,000, depending on campaign duration and specific client objectives. To date, Vocal for Brands’ client roster includes up-and-coming direct to consumer (DTC) brands such as IAC’s Vimeo, Moleskine, New York Post’s Decider, Lull, Daily Harvest, Cleancult, and more.

With the introduction of Challenges in early first quarter 2020, brands can now tap into Vocal’s network content creators and encourage them to interact with, learn about and promote their brand while benefiting from Vocal’s brand-safe, moderated, and curated environment. Vocal Challenges have a unique ability to capture the hearts and minds of the creative community and drive meaningful engagement. Challenges combine thought-provoking story prompts and sizable reward potential, which work to inspire creators and drive them toward participation. Brands can similarly capitalize on this combined effect by collaborating with Vocal on a sponsored Challenge, prompting the creation of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets.

Seller’s Choice

In addition to Vocal for Brands, Creatd supports brands by providing managed and performance marketing services through Seller’s Choice. an in-house marketing agency for DTC (direct-to-consumer) and e-commerce clients. Acquired by Creatd in September 2019, Seller’s Choice provides direct-to-consumer brands with design, development, strategy, and sales optimization services. Its status as an Amazon Solution Provider and its weighty operational structure made it an ideal candidate for acquisition in late 2019. Creatd’s business model is built to absorb distressed operational infrastructures, integrate the few best components, and shed the non-essential costs.

Creatd Partners

Creatd Partners is the Company’s corporate venture arm, as well as the business division that encompasses management of Seller’s Choice and Vocal for Brands. Creatd Partners invests in qualified brands who are aligned with our corporate mission, such as direct-to-consumer brands, digital platforms, and technologies that support entrepreneurs and the creator economy. Creatd Partners was established with the aim of nurturing high-potential, early-stage companies that can meaningfully benefit by leveraging Creatd’s technology, resources and proven capacity to optimize visibility, reach, and conversions for direct-to-consumer products and services. Creatd Partners investments are subject to the completion of rigorous due diligence and independent valuation assessment and may encompass a combination of financial and operational support in exchange for an equity stake in the business.

Creatd Partners’ first investment is Plant Camp, a direct-to-consumer food company that creates healthy and nutritional upgrades to classic foods and was launched in December 2020. The Company has made three further investments, the most notable of which is an equity investment in the health and wellness DTC beverage space. Additionally, Creatd Partners is currently exploring future opportunities that fit its criteria and risk profile, seeking partner companies that combine a quality product, seasoned founders, and the ability to leverage Creatd’s platform technology.

Moderation and Compliance

One of the key differentiating factors between Vocal and most other user-generated content platforms is the fact that each story submitted to Vocal is run through the Company’s proprietary moderation process before it goes live on the platform. The decision to implement moderation into the submission process was in direct response to the rise of misinformation and bad actors on many social platforms. In response to these inherent pitfalls within the content landscape, Vocal’s proprietary moderation system combines the algorithmic detection of copyrighted material, hate speech, graphic violence, and nudity, and human-led curation to ensure the quality and safety of each story published on Vocal, thus fostering a safe and trustworthy environment for creators, audiences, and brands. Moderation and compliance are more important than ever in a world where ambiguity can systematically damage value. Vocal’s enforcement of community guidelines and emphasis on content moderation protects the platform, its creators, and Creatd shareholders.

Trust and safety are paramount to the Vocal ecosystem. We follow best practices when handling personally identifiable information, with guidance from the European Union’s General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Digital Millennium Copyright Act (DMCA).

Platform Compliance Policies include:

●	Human-led, technology assisted moderation of every story submitted;

●	Algorithmic detection of hate speech, nudity, and copyright infringement;

●	Brand, creator, and audience safety enforced through community watch; and

●	The rejection of what we consider toxic content, with the understanding that diverse opinions are encouraged.

Technology Development

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry-leaders such as Atlassian, a $43-billion Australian technology company. Some of the key differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators. Vocal’s architecture allows it to do more with less cost and provides a model capable of turning a profit.

Additionally, the Vocal platform and its underlying technology allows us to maintain an advantageous capital-light infrastructure. By using cloud service providers, we are able to focus on platform and revenue growth rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms. Vocal’s technology has been specifically designed and built to scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, Spotify, etc.). Thus, our platform can accommodate rich media content of all kinds without bearing the financial or operational costs associated with hosting the rich media itself. In addition to the benefits this framework affords to the Company, it is the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Application of First-Party Data

Creatd’s business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company and the key advantages of its closed ecosystem strategy, which we refer to as the Creatd Cycle.

In its simplest definition, first-party data is data that you collect directly from your customers. Even the most simplistic blog website is collecting some degree of first-party data; Creatd’s edge is in its application of that data. Our organization is constantly collecting a tremendous amount of first-party behavioral data extracted from the Vocal platform. To date, we have collected hundreds of millions of data points around our customers and our audiences.

Importantly, we do not sell that data, that being a common monetization opportunity for many other businesses. Instead, we use our collected first-party data for the purposes of bettering the platform. Specifically, our data helps us understand the behaviors and attributes that are common among the creators, brands, and audiences within our ecosystem. We then pair our first-party Vocal data with third-party data from distribution platforms such as Facebook and Snapchat to provide a more granular profile of our creators, brands, and audiences.

It is through generating this valuable first-party data that we can continually enrich and refine our targeting capabilities for branded content promotion and creator acquisition, and specifically, to reduce our creator acquisition costs (CAC) and subscriber acquisition costs (SAC). Lower acquisition costs combined with increasing lifetime value (LTV) per subscriber, means that our enterprise value is accelerating each time we acquire a new user. We anticipate the lifetime value of our subscribers to increase as we introduce more features that cater to the needs of our creators. It is Vocal’s unique capability to collect and apply first-party behavioral data that allows us to simultaneously increase the LTV of our subscribers over time, while lowering the cost to acquire them. In fact, the link between incentivizing creators and lowering creator acquisition costs is a primary focus of the data science team, and an important consideration for every feature we develop for the Vocal platform.

Competition

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. Depreciating value of digital media business models built on legacy technology platforms created a unique opportunity for development of a creator-centric platform that could appeal to a global community and, at the same time, be capable of acquiring undervalued complimentary technology assets.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Vocal is most commonly discussed as a combination of:

●	Medium, a platform for writers built by former Twitter founder Ev Williams;

●	Reddit, a social news aggregation, web content rating, and discussion website; and

●	Patreon, a membership platform that provides business tools for content creators to run a subscription service.

Importantly, Creatd does not see Vocal as a substitute or competitor to segment-specific content platforms, such as Vimeo, YouTube, Instagram, or SoundCloud. We don’t want to replace anyone; we built Vocal to be accretive to the entire digital ecosystem. In fact, one of the most powerful components of our technology is the fact that Vocal makes it easy for creators to embed their existing published content, including videos, songs, podcasts, photographs, and more, directly into Vocal. We see this as a growth opportunity by building partnerships with the world’s greatest technology companies and to further spread our roots deeper into the digital landscape.

Revenue Model

Creatd’s revenues are primarily generated through:

●	Creator Subscriptions: Vocal+ subscription offering provides creators with increased monetization and access to premium tools and features. At approximately $10 per month, Vocal+ offers creators a strong value proposition for freemium users to upgrade, while providing a scalable source of monthly recurring gross revenue for Creatd. Management projects 100,000 paid subscribers in 2021.

●	Marketing Partnerships: Vocal partners with leading brands and creators through its internal content studio, Vocal for Brands, to produce influencer and content marketing campaigns, including sponsored Challenges, that leverage the power of Vocal. Branded stories and Challenges are optimized for conversions, distributed to a targeted audience based on Vocal’s first-party data, and are optimized for conversions to maximize revenue growth.

●	Managed Services: Creatd’s in-house marketing agency for e-commerce, Seller’s Choice, provides direct-to-consumer brands with design, development, strategy, and sales optimization services.

●	Platform Processing Fees and Microtransactions: With Tipping and other types of microtransactions, audiences can engage and support their favorite Vocal creators by actively investing in their creativity. Vocal takes a platform processing fee on all transactions. Each Tip sent on Vocal generates revenue for the Company in the form of platform processing fees. For Vocal Free creators, we retain a 7% platform processing fee for every Tip exchanged. For Vocal+ creators, we retain a 2.9% platform processing fee.

●	Affiliate sales: Vocal generates revenue through affiliate marketing relationships, which pays the Company a percentage of purchases made on our platform. Affiliate relationships include Amazon, Skimlinks, Tune, and more. This represents a unique opportunity in the post-pandemic environment where brands need expansive distribution pipelines such as Vocal to reach broader audiences.

●	E-commerce: Our e-commerce strategy involves revitalizing archival imagery and media content in dormant legacy portfolios. Our curation and data capabilities have helped us create scalable and definable value for our internal collection of media assets through financing, trademarking, licensing, and production opportunities. Creatd has an exclusive license to leverage the stories housed on Vocal, reimagining them for films, episodic shows, games, graphic novels, collectibles, books, and more.

Growth Strategy:

Continued growth is likely to be achieved by focusing on the following key areas:

●	Creator Growth: Vocal brings new creators, their audience, and brands to its platform through organic growth, performance marketing, and brand-building campaigns that drive awareness. As the Vocal team continues to collect first-party behavioral data, we are able to further refine an ideal user profile and hone a specific targeting strategy to effectively scale the platform’s creator base. Our product roadmap includes new features that will work to incentivize creators to help us expand the Vocal network organically; upcoming features include creator referrals and gated content, which will enable creators to utilize Vocal’s microtransaction capabilities to charge recurring fees for exclusive content. With these new features, creators will have further opportunities to get discovered and earn on Vocal, which works to the benefit of the entire platform.

●	Brand Partnerships: Continued investment in new product offerings for brand storytelling on Vocal with the goal of increasing the value to brands in the form of analytics, audience engagement, and conversion data for their products and services. The Vocal for Brands in-house content studio is constantly evolving in order to elevate brand relationships, both qualitatively and quantitatively.

●	Licensing and Transmedia Opportunities: In collaboration with other production and media companies, as well as with our expanding user base, we look for content that can be leveraged for adaptation to film, television, digital shorts, books, and comic series. We believe that Vocal’s ever-expanding community of creators and influencers affords us with the unique opportunity to cultivate these relationships. This initiative is referred to by the Company as Recreatd.

●	White Label Opportunities: White-labeling Vocal’s underlying platform architecture can be utilized for application in a range of industries, including use by sports franchises, trade companies, education organizations, companies in the financial sector, and others. An example of a white label installation of Vocal currently on our drawing board is a platform called Give. The idea behind Give is to borrow Vocal’s topic-specific community structure and adapt it for the non-profit sector. The Give platform would function as a network of vetted, verified organizations for which creators can raise awareness, funding or discussions using Vocal’s existing features like storytelling tools, community engagement, and microtransactions. Give will provide charities with the tools and resources to capture attention and donations in what is a saturated non-profit space.

●	Vocal Global: Vocal Global is Creatd’s new market expansion strategy for applying Vocal’s technology to international platform opportunities. While the U.S., U.K., and Canada represent the vast majority of our audience, we believe there will be significant demand for our product in overseas markets–including Asia, the Middle East, and South America–particularly for foreign language installations of the product, an initiative which Creatd refers to as “Content Without Borders.”

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments that are accretive and can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of shareholder value.

Recent Developments

On September 15, 2020, Company consummated an underwritten public offering (the “Offering”) of 1,725,000 units of securities (the “Units”), with each Unit consisting of (i) one share of common stock, par value $0.001 per share (“Common Stock”), and (ii) one warrant to purchase one share of Common Stock (the “Warrants”). The Offering was conducted pursuant to an Underwriting Agreement, dated September 10, 2020, by and between the Company and The Benchmark Company, LLC, acting as the representative (the “Representative”) of the several underwriters named therein (the “Underwriting Agreement”). In connection with the Offering, the Company granted the underwriters a 45-day option to purchase up to 258,750 shares of Common Stock and/or 258,750 Warrants to purchase Common Stock to cover over-allotments, if any.

The public offering price per Unit was $4.50. The shares of Common Stock and Warrants were issued separately and are immediately separable upon issuance. Each Warrant represents the right to purchase one share of Common Stock at an exercise price of $4.50 per share, expiring 5 years from the date of issuance.

On September 15, 2020, the Company entered into a Warrant Agreement with Pacific Stock Transfer (“Pacific Stock”), appointing Pacific Stock as Warrant Agent for the Warrants for purposes of the Offering (the “Warrant Agreement”). A registration statement on Form S-1 (File No. 333-238514) (the “Registration Statement”) relating to the Offering was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2020, and was declared effective on September 10, 2020. Upon the closing of the Offering, Pacific Stock issued the shares of Common Stock and Warrants comprising the Units, which trade on The Nasdaq Capital Markets under the symbols CRTD and CRTDW, respectively. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Warrants, was approximately $7.7625 million.

On October 6, 2020, the Underwriters partially exercised the over-allotment option and on October 8, 2020, purchased an additional 258,750 Warrants, generating gross proceeds, before deducting underwriting discounts and commissions, of $2,587.50.

The 258,750 Warrants were issued pursuant to the registration statement on Form S-1 (File No. 333-238514) initially filed with the U.S. Securities and Exchange Commission on May 20, 2020 and declared effective on September 10, 2020.

On December 29, 2020, the Company, entered into securities purchase agreements (the “Purchase Agreement”) with thirty-three accredited investors (the “Investors”), whereby, at the closing, the Investors agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), and (ii) 2,831,721 warrants (the “Warrants,” and each a “Warrant”), with each Warrant to one purchase one share of Common Stock (the “Warrant Shares”). The Series E Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock (the “Conversion Shares”, and together with the “Warrant Shares”, the “Registered Shares”). The combined purchase price of one Conversion Share and one and a half Warrant was $4.12. The aggregate purchase price for the Series E Preferred Stock and Warrants was $7,777,777.77, which was delivered at closing on January 4, 2021. The Registered Shares are being registered pursuant to a Registration Statement on Form S-3 (File No. 333-252018), which was filed on January 11, 2021.

Our Corporate History

Creatd, Inc., formerly Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Creatd”), is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Creatd’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. (“GTPH”) as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is digital e-commerce agency based in New Jersey (see Note 4).

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Risk Factors.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

The Company is authorized to issue 120,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock.

On August 13, 2020, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share.

Common Stock

The holders of the Company’s common stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Warrants

The holders of the Company’s Warrants are entitled to purchase one share of our common stock at a price equal to $4.50 per share, subject to adjustment as discussed below, at any time commencing on date of issuance (the “Issuance Date”) and terminating at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the Issuance Date.

The warrants will be issued in registered form under a warrant agent agreement (the “Warrant Agent Agreement”) between us and our warrant agent, Pacific Stock Transfer (the “Warrant Agent”). The Company and the Warrant Agent may amend or supplement the Warrant Agent Agreement without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agent Agreement as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the holders. All other amendments and supplements shall require the vote or written consent of holders of at least 50.1%. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we are unable to maintain the qualification or effectiveness of such registration statement until the expiration of the warrants, and therefore are unable to deliver registered shares of common stock, the warrants may become worthless. Additionally, the market for the warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such warrants reside. In no event will the registered holders of a Warrant be entitled to receive a net-cash settlement, stock or other consideration in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

Preferred Stock

The Company’s board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by its stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Company’s common stock until the board of directors determines the specific rights of the holders of its preferred stock. However, the effects might include, among other things:

●	Impairing dividend rights of the Company’s common stock;

●	Diluting the voting power of the Company’s common stock;

●	Impairing the liquidation rights of the Company’s common stock; and

●	Delaying or preventing a change of control without further action by the Company’s stockholders.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for the Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Common Stock Purchase Warrants

As of April 8, 2021, the Company had outstanding warrants to purchase 3,317,790 shares of its common stock outstanding with various exercise prices and expiration dates, held by 80 warrant holders.

Common Stock Purchase Options

As of April 8, 2021, the Company had stock options to purchase 542,687 shares of its common stock outstanding, all of which were exercisable, with various exercise prices and expiration dates, held by 23 option holders.

Exclusive Forum

Each of our Second Amended Articles of Incorporation and our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for state law claims with respect to: (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar exclusive forum provisions in other corporations’ bylaws has been challenged in legal proceedings, and it is possible that a court could rule that this provision in our Amended and Restated Bylaws is inapplicable or unenforceable.

Additionally, each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. As this provision applies to Securities Act claims, there may be uncertainty whether a court would enforce such a provision.

Anti-Takeover Provisions

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

●	provide that vacancies on our board of directors, including newly created directorships, may be filled by a majority vote of directors then in office;

●	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders; do not provide stockholders with the ability to cumulate their votes; and

●	provide that our board of directors or a majority of our stockholders may amend our bylaws.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “CRTD”. Our warrants to purchase shares of our common stock are listed on the NASDAQ Capital Market under the symbol “CRTDW”.

Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and Warrant Agent is Pacific Stock Transfer with an address 6725 Via Austi Parkway, Suite 300 Las Vegas, NV 89119.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness. The debt securities may constitute either senior or subordinated debt securities, and in either case may be either secured or unsecured. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, with the required consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to any amendments or supplements that we may enter into with the trustee(s), however, we may issue debt securities not subject to the indenture provided such terms of debt securities are not otherwise required to be set forth in the indenture. The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

●	the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to the series of debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	whether the debt securities are senior debt securities or subordinated debt securities and applicable subordination provisions, if any;

●	whether the debt securities will be secured or unsecured;

●	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities, such as an original issuance discount;

●	the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

●	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

●	the place or places where the principal of and any premium or interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;

●	whether we may, at our option, redeem the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

●	if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

●	any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

●	the issuance of debt securities as registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice versa, and the circumstances under which any such exchanges, if permitted, may be made;

●	the denominations, which may be in United States Dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●	whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

●	if other than United States Dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

●	whether the debt securities may be issuable in tranches;

●	the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

●	if other than the trustee under the indenture, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

●	any deletions from, modifications of or additions to the events of default with respect to the debt securities or the right of the Trustee or the holders of the debt securities in connection with events of default;

●	any deletions from, modifications of or additions to the covenants with respect to the debt securities;

●	if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

●	whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

●	whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts, and the terms of any such option;

●	whether the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

●	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor; and

●	any other material terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which the trustee and commercial banks are open for business in New York, New York.

Unless we inform you otherwise in a prospectus supplement, each series of our senior debt securities will rank equally in right of payment with all of our other unsubordinated debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our unsubordinated debt.

Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may act as paying agent under the indenture.

The prospectus supplement will contain a description of United States federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or our subsidiaries, if any, from incurring, issuing, assuming or guarantying any indebtedness or restricting us or our subsidiaries, if any, from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

The indenture permits a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets, provided that:

●	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

●	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

●	we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries, if any, own all of the outstanding capital stock.

Modification and Waiver

Under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

●	a change in the stated maturity date of any payment of principal or interest;

●	a reduction in the principal amount of or interest on any debt securities;

●	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

●	a change in the currency in which any payment on the debt securities is payable;

●	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

●	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

●	waive compliance by us with certain restrictive provisions of the indenture; and

●	waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of or interest on any series of debt securities.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

●	failure to pay interest on any debt security for 30 days after the payment is due;

●	failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;

●	failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

●	certain events of bankruptcy, insolvency or reorganization.

Remedies Upon an Event of Default

If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

The indenture requires us to furnish to the trustee not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of or interest on any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

●	conducting any proceeding for any remedy available to the trustee; or

●	exercising any trust or power conferred upon the trustee.

The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

●	the holder has previously given the trustee written notice of a continuing event of default;

●	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

●	the trustee has not started such proceeding within 60 days after receiving the request; and

●	no direction inconsistent with such written request has been given to the trustee under the indenture.

However, the holder of any debt security will have an absolute right to receive payment of principal of and interest on the debt security when due and to institute suit to enforce this payment.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,

●	we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same shall have become due and payable, or

●	we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture, or

●	all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities, then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for:

●	rights of registration of transfer and exchange, and our right of optional redemption;

●	substitution of mutilated, defaced, destroyed, lost or stolen debt securities;

●	rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any;

●	the rights, obligations and immunities of the trustee under the indenture; and

●	the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

Defeasance and Covenant Defeasance.  Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

●	to defease and be discharged from all of our obligations with respect to such debt securities (“defeasance”), with certain exceptions described below; or

●	to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”).

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

●	we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

●	we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for:

●	payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise),

●	the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions,

●	rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and

●	continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law

The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

Regarding the Trustee

From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may offer to sell warrants from time to time. If we do so, we will describe the specific terms of the warrants in a prospectus supplement. In particular, we may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may also issue warrants independently or together with other securities and the warrants may be attached to or separate from those securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

●	the offering price and aggregate number of warrants offered;

●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire;

●	the manner in which the warrant agreement and warrants may be modified;

●	certain United States federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants; and

●	any other specific material terms, preferences, rights or limitations of or restrictions on the warrants.

Holders may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with other requested information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If a holder exercises fewer than all of the warrants represented by the warrant certificate, then we will issue a new warrant certificate for the remaining amount of warrants.

Holder will not have any of the rights of the holders of the securities purchasable upon the exercise of warrants until you exercise them. Accordingly, holder will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities you can purchase upon exercise of the warrants.

The information provided above is only a summary of the terms under which we may offer warrants for sale. Accordingly, investors must carefully review the applicable warrant agreement for more information about the specific terms and conditions of these warrants before investing in us. In addition, please carefully review the information provided in the applicable prospectus supplement, which contains additional information that is important for you to consider in evaluating an investment in our securities.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase shares of our common stock or preferred stock described in this prospectus. We may offer rights separately or together with one or more additional rights, preferred stock, common stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent for any rights we offer will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the stockholders entitled to the rights distribution;

●	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

●	the exercise price;

●	the aggregate number of rights issued;

●	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

●	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

●	the method by which holders of rights will be entitled to exercise;

●	the conditions to the completion of the offering;

●	the withdrawal, termination and cancellation rights;

●	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment;

●	whether stockholders are entitled to oversubscription right;

●	any U.S. federal income tax considerations; and

●	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the Nasdaq Capital Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Creatd, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

4,000,000 Shares of Common Stock

CREATD, INC.

PROSPECTUS

September 15, 2022